Walgreens Boots Alliance Reports Fiscal Year 2021 Earnings

Fourth Quarter Results Exceed Expectations, Reflecting Strong Operational Performance and Surpassing Vaccination Goals

Fourth quarter and fiscal year highlights

•

Fourth quarter earnings per share (EPS) from continuing operations were $0.41, an increase of 6.4 percent from the year-ago quarter; adjusted EPS[1,2] increased 29.5 percent to $1.17, up 28.1 percent on a constant currency basis

•	Fourth quarter sales from continuing operations increased 12.8 percent year-over-year, to $34.3 billion, up 11.8 percent on a constant currency basis

•	Fiscal 2021 EPS from continuing operations was $2.30 compared with $0.20 in the year-ago period; adjusted EPS increased 14.6 percent to $4.91, up 13.7 percent on a constant currency basis

•	Fiscal 2021 sales from continuing operations increased 8.6 percent to $132.5 billion, up 7.5 percent on a constant currency basis

•	Net cash provided by operating activities in fiscal 2021 was $5.6 billion, an increase of $70 million compared with fiscal 2020; Free cash flow was $4.2 billion, up $65 million year-over-year

Company delivered strong operational performance in the fourth quarter

•	Results exceeded expectations across business segments

•	Walgreens surpassed COVID-19 vaccination goal, providing 13.5 million vaccinations in the quarter and 34.6 million in fiscal 2021

•	The company’s Transformational Cost Management Program delivered in excess of $2 billion in annual cost savings by fiscal 2021, a year ahead of schedule

•	Company leadership to discuss strategic priorities for the future and fiscal 2022 guidance at Virtual Investor Conference today

DEERFIELD, Ill., Oct. 14, 2021 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the fiscal year and fourth quarter that ended Aug. 31, 2021.

Chief Executive Officer Roz Brewer said, “Our fourth quarter and fiscal year results exceeded expectations, driven by strong performance in our core business. Comparable U.S. pharmacy and retail sales both saw robust growth and recovery continued in our UK business as COVID-19 restrictions eased in the quarter. I remain extremely proud of our team members’ unwavering commitment to meeting the needs of our patients, customers and communities. The role of the pharmacist and local pharmacy is now more vital than ever.”

Brewer added, “I look forward to sharing more about the future of WBA at our Virtual Investor Conference today.”

Overview of Fourth Quarter Results

WBA fiscal 2021 fourth quarter sales from continuing operations increased 12.8 percent from the year-ago quarter to $34.3 billion, up 11.8 percent on a constant currency basis1, reflecting strong growth in both the International and United States segments.

Operating income from continuing operations increased 49.7 percent to $910 million in the fourth quarter compared with the year-ago quarter. Adjusted operating income from continuing operations increased 22.9 percent on a reported currency basis to $1.2 billion, an increase of 22.1 percent on a constant currency basis. The increase reflects strong gross profit growth across pharmacy and retail in the United States and higher International segment sales and profitability due to strong operational performance and ongoing recovery in the UK, where COVID-19 restrictions were lifted in July.

Net earnings from continuing operations in the fourth quarter were $358 million, up 6.4 percent from the year-ago quarter, reflecting increased operating income in both segments. This was partially offset by higher tax provisions related to the enactment of the UK tax rate increase. Adjusted net earnings from continuing operations increased 29.6 percent to $1.0 billion, up 28.1 percent on a constant currency basis compared with the year-ago quarter.

EPS2 from continuing operations increased 6.4 percent to $0.41, compared with the year-ago quarter. Adjusted EPS from continuing operations increased 29.5 percent to $1.17, reflecting an increase of 28.1 percent on a constant currency basis.

Net cash provided by operating activities was $1.2 billion in the fourth quarter and free cash flow was $867 million, an $808 million decrease compared with the year-ago quarter primarily due to the divestiture of the Alliance Healthcare business.

Overview of Fiscal Year Results

Fiscal 2021 sales from continuing operations increased 8.6 percent from the year-ago period to $132.5 billion, up 7.5 percent on a constant currency basis1.

Operating income from continuing operations in fiscal 2021 increased to $2.3 billion compared with $982 million in the year-ago period. This was partly driven by $2 billion non-cash impairment charges in the year-ago period. This was partially offset by a $1.5 billion charge from the company’s equity earnings in AmerisourceBergen in the first quarter of fiscal 2021. Adjusted operating income from continuing operations increased 8.2 percent on a reported basis to $5.1 billion, up 7.7 percent on a constant currency basis. The increase reflects strong adjusted gross profit growth across the United States and International segments, and cost savings from the Transformational Cost Management Program.

Net earnings from continuing operations were $2.0 billion, compared with $180 million in the year-ago period, reflecting non-cash impairment charges in the year-ago period, strong growth across both segments, and earnings from the company’s equity method investment related to Option Care Health, partially offset by a charge from the company’s equity earnings in AmerisourceBergen. Adjusted net earnings from continuing operations increased 12.8 percent compared with the year-ago period to $4.3 billion, up 11.9 percent on a constant currency basis.

EPS2 from continuing operations for fiscal 2021 increased to $2.30, compared with $0.20 in the year-ago period. Adjusted EPS from continuing operations was $4.91, an increase of 14.6 percent on a reported basis and an increase of 13.7 percent on a constant currency basis.

Net cash provided by operating activities was $5.6 billion in fiscal 2021, an increase of $70 million from fiscal 2020, and free cash flow was $4.2 billion, an increase of $65 million from fiscal 2020.

In line with the company’s long-term capital policy to maintain a strong balance sheet and financial flexibility, WBA reduced its leverage by approximately $6.5 billion compared with the prior fiscal year end.

Business Highlights

WBA continued to achieve strong results across its business, including:

Leading during the pandemic

•	To date Walgreens has administered more than 40 million COVID-19 vaccinations and more than 16 million COVID-19 tests.

•	Boots is one of the UK’s leading COVID-19 test providers with more than 3.7 million COVID-19 tests administered to date, the majority in partnership with the National Health Service (NHS).

•

Walgreens recognized pharmacy team members for their critical role in fighting the pandemic through new bonuses and rewards, as well as increased starting wage for U.S. hourly team members to $15.00 an hour to be fully implemented by November 2022.

Growing the core

•

Continued to accelerate Walgreens omnichannel offerings, with curbside and drive-thru pickup contributing to strong digital growth and 3.3 million same-day transactions completed in the fourth quarter.

•	MyWalgreens membership increased to 85 million members to date, up from 75 million members in the third quarter.

•	Walgreens launched ‘Scarlet’ bank account and debit card nationwide to promote financial security and provide rewards.

•	Continued expansion of beauty in the UK, with market share for premium makeup and skincare the highest on record, underpinned by one of the largest Boots UK marketing campaigns to date.

•	iA automated micro-fulfillment centers currently serve more than 800 Walgreens locations in Phoenix and Dallas, on track for nine operational markets by the end of fiscal 2022.

Investing for the future

•	WBA announced a majority investment in Shields, an industry leader in integrated, health system-owned specialty pharmacy care.

•

Blue Shield of California and Walgreens announced a new strategic collaboration to expand access to healthcare, lower costs and bring innovative services to enhance the consumer experience for individuals, families and communities throughout California.

•	WBA and VillageMD continued roll-out of Village Medical at Walgreens, with 52 primary care practice locations currently open, and will have more than 80 open by the end of calendar year 2021.

Business Segments

United States

The United States segment had fourth quarter sales of $28.8 billion, an increase of 6.6 percent from the year-ago quarter. Comparable sales increased 8.1 percent from the year-ago quarter.

Pharmacy sales increased 6.7 percent and comparable pharmacy sales increased 8.9 percent in the fourth quarter compared with the year-ago quarter. Within comparable pharmacy sales, prescriptions filled in the fourth quarter increased 8.8 percent from a year earlier, including a positive impact of 485 basis points from COVID-19 vaccinations. Total prescriptions filled in the quarter increased 8.6 percent to 313 million, including immunizations, adjusted to 30-day equivalents.

Retail sales increased 6.5 percent and comparable retail sales increased 6.2 percent in the fourth quarter compared with the year-ago quarter. Excluding tobacco and e-cigarettes, they increased 7.2 percent, reflecting broad based growth across all categories. In particular, health and wellness sales increased 14 percent aided by cough cold flu, at-home COVID-19 tests and vitamins.

Gross profit increased 14.9 percent compared with the year-ago quarter. Adjusted gross profit increased 13.7 percent due to strong sales growth; improved pharmacy margin, aided by COVID-19 vaccinations partially offset by reimbursement; and favorable retail margin.

Selling, general and administrative expenses (SG&A) increased 12.9 percent compared with year-ago quarter. Adjusted SG&A increased 13.1 percent driven by costs to support COVID-19 vaccinations and testing, and from higher growth investments, partially offset by savings from the Transformational Cost Management program.

Operating income in the fourth quarter increased 25.2 percent to $1.0 billion compared with the year-ago quarter. Adjusted operating income increased 16.4 percent to $1.2 billion.

International

The International segment had fourth quarter sales of $5.5 billion, an increase of 61.8 percent from the year-ago quarter, including a favorable currency impact of 9.2 percent. Sales increased 52.6 percent on a constant currency basis, including higher sales associated with the formation of company’s wholesale joint venture in Germany. Excluding this, International segment sales on a constant currency basis increased 9.3 percent, reflecting the ongoing recovery in the UK market, where COVID-19 restrictions were lifted on July 19.

Boots UK comparable pharmacy sales increased 11.4 percent compared with the year-ago quarter, reflecting stronger demand for pharmacy services, notably COVID-19 tests.

Boots UK comparable retail sales increased 15.0 percent compared with the year-ago quarter. Footfall on the high street recovered as lockdown measures were removed, although it remains below pre-COVID levels.

Boots.com continued to perform ahead of expectations, with digital sales in the fourth quarter more than doubling compared with pre-COVID levels.

Gross profit increased 43.0 percent compared with the same quarter a year ago, including a favorable currency impact of 10.4 percent. Adjusted gross profit increased 32.7 percent on a constant currency basis, reflecting strong growth in retail sales and pharmacy services.

SG&A in the quarter increased 19.0 percent from the year-ago quarter to $1.2 billion, including an adverse currency impact of 8.2 percent, offset by lower costs associated with the Transformational Cost Management Program in the current year. Adjusted SG&A increased 17.3 percent on a constant currency basis, including higher adjusted SG&A associated with the formation of the company’s wholesale joint venture in Germany.

Operating income, including a favorable currency impact of 6.1 percent, was $46 million compared with a loss of $130 million in the year-ago quarter. Adjusted operating income grew strongly on a constant currency basis to $140 million, an increase of $129 million compared with the year-ago quarter.

Virtual Investor Conference

WBA will hold a Virtual Investor Conference to discuss strategic priorities for the future, fiscal 2022 guidance and fourth quarter and fiscal 2021 earnings results beginning at 8:30 a.m. Eastern time today, Oct. 14, 2021. A live simulcast as well as related presentation materials will be available through WBA’s investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference will be archived on the website for at least 12 months after the event.

[1].

Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and free cash flow.

[2].	All references to net earnings are to net earnings attributable to WBA and all references to EPS are to diluted EPS attributable to WBA.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, any statements regarding WBA’s future operations, financial or operating results, capital allocation, anticipated debt levels and ratios, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, the potential impacts on our business of the spread and impacts of the COVID-19 pandemic, our cost-savings and growth initiatives, including statements relating to our expected cost savings under our Transformational Cost Management and store optimization programs and other expectations and targets for future periods. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” continue,” “transform,” “accelerate,” “model,” “longterm,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2021 and in other documents that we file or furnish with the Securities and Exchange Commission. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. Accordingly, you should not place undue reliance on these forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail pharmacy, impacting millions of lives every day through dispensing medicines, and providing accessible, high-quality care. With more than 170 years of trusted healthcare heritage and innovation in community pharmacy, the company is meeting customers’ and patients’ needs through its convenient retail locations, digital platforms and health and beauty products.

WBA has a presence in more than 9 countries, employs more than 315,000 people and has more than 13,000 stores in the U.S., Europe and Latin America.

WBA’s purpose is to inspire more joyful lives through better health. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA is a Participant of the United Nations Global Compact and adheres to its principles-based approach to responsible business.

More company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact

U.S. / Morry Smulevitz	+1 847 315 0517

International	+44 (0)20 7980 8585

Investor Relations	Contact

Gerald Gradwell and Jay Spitzer	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended August 31,		Twelve months ended August 31,
	2021	2020	2021	2020
Sales	$34,262	$30,371	$132,509	$121,982
Cost of sales	26,759	24,046	104,442	95,905

Gross profit	7,503	6,324	28,067	26,078
Selling, general and administrative expenses	6,649	5,773	24,586	25,436
Equity earnings (loss) in AmerisourceBergen	56	57	(1,139)	341

Operating income	910	608	2,342	982
Other income	85	45	558	77

Earnings before interest and income tax provision	995	653	2,900	1,060
Interest expense (income), net	88	(151)	905	613

Earnings before income tax provision	908	502	1,995	446
Income tax provision	586	210	667	339
Post tax earnings from other equity method investments	23	26	627	31

Net earnings from continuing operations	344	318	1,955	138
Net earnings from discontinued operations	268	39	557	286

Net earnings	613	356	2,512	424
Net (loss) attributable to noncontrolling interests - continuing operations	(14)	(19)	(39)	(42)
Net earnings attributable to noncontrolling interests - discontinued operations	—	2	9	9

Net earnings attributable to Walgreens Boots Alliance, Inc.	$627	$373	$2,542	$456

Net earnings attributable to Walgreens Boots Alliance, Inc.:
Continuing operations	$358	$337	$1,994	$180
Discontinued operations	268	36	548	277

Total	$627	$373	$2,542	$456

Basic net earnings per common share:
Continuing operations	$0.41	$0.39	$2.31	$0.20
Discontinued operations	0.31	0.04	0.63	0.31

Total	$0.72	$0.43	$2.94	$0.52
Diluted net earnings per common share:
Continuing operations	$0.41	$0.39	$2.30	$0.20
Discontinued operations	0.31	0.04	0.63	0.31

Total	$0.72	$0.43	$2.93	$0.52
Weighted average common shares outstanding:
Basic	865.1	866.5	864.8	879.4
Diluted	867.2	867.1	866.4	880.3

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions)

	August 31, 2021	August 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,193	$469
Accounts receivable, net	5,663	4,110
Inventories	8,159	7,917
Other current assets	800	598
Assets of discontinued operations - current	—	4,979

Total current assets	15,814	18,073

Non-current assets:
Property, plant and equipment, net	12,247	12,796
Operating lease right-of-use assets	21,893	21,453
Goodwill	12,421	12,013
Intangible assets, net	9,936	10,072
Equity method investments	6,987	7,204
Other non-current assets	1,987	581
Assets of discontinued operations - non-current	—	4,983

Total non-current assets	65,471	69,101
Total assets	$81,285	$87,174

Liabilities, redeemable noncontrolling interest and equity
Current liabilities:
Short-term debt	$1,305	$3,265
Trade accounts payable	11,136	10,145
Operating lease obligation	2,259	2,358
Accrued expenses and other liabilities	7,260	5,861
Income taxes	94	95
Liabilities of discontinued operations - current	—	5,347

Total current liabilities	22,054	27,070
Non-current liabilities:
Long-term debt	7,675	12,203
Operating lease obligation	22,153	21,765
Deferred income taxes	1,850	1,367
Other non-current liabilities	3,413	3,222
Liabilities of discontinued operations - non-current	—	412

Total non-current liabilities	35,091	38,968

Redeemable noncontrolling interest	319	—
Total equity	23,822	21,136
Total liabilities, redeemable noncontrolling interest and equity	$81,285	$87,174

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Twelve months ended August 31,
	2021	2020
Cash flows from operating activities:
Net earnings	$2,512	$424
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,973	1,927
Deferred income taxes	233	(43)
Stock compensation expense	155	137
Equity earnings (loss) from equity method investments	498	(382)
Goodwill and intangible impairments	49	2,016
Loss on early extinguishment of debt	414	—
Gain on sale of business	(322)	—
Gain on sale of equity method investment	(321)	—
Other	(64)	464
Changes in operating assets and liabilities:
Accounts receivable, net	(1,451)	163
Inventories	165	63
Other current assets	(46)	(31)
Trade accounts payable	842	(25)
Accrued expenses and other liabilities	1,046	1,008
Income taxes	160	(221)
Other non-current assets and liabilities	(288)	(16)

Net cash provided by operating activities	5,555	5,484
Cash flows from investing activities:
Additions to property, plant and equipment	(1,379)	(1,374)
Proceeds from sale leaseback transactions	856	724
Proceeds from sale of business, net of cash disposed	5,527	—
Proceeds from sale of other assets	453	90
Business, investment and asset acquisitions, net of cash acquired	(1,431)	(718)
Other	46	(19)

Net cash provided by (used for) investing activities	4,072	(1,297)
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	(909)	(161)
Proceeds from debt	12,726	20,367
Payments of debt	(15,257)	(21,414)
Stock purchases	(110)	(1,589)
Proceeds related to employee stock plans	59	55
Cash dividends paid	(1,617)	(1,747)
Early debt extinguishment	(3,687)	—
Other	(241)	(157)

Net cash used for financing activities	(9,036)	(4,647)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(66)	(1)
Changes in cash, cash equivalents and restricted cash
Net increase (decrease) in cash, cash equivalents and restricted cash	525	(460)
Cash, cash equivalents and restricted cash at beginning of period	746	1,207

Cash, cash equivalents and restricted cash at end of period	$1,270	$746

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the company’s United States and International segments, comparable sales are defined as sales from stores that have been open for at least 12 consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster in the past 12 months as well as e-commerce sales. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable stores for the first 12 months after the relocation. Acquired stores are not included as comparable sales for the first 12 months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. Comparable retail sales for previous periods have been restated to include e-commerce sales. The method of calculating comparable sales varies across the retail industry. As a result, the company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The company considers certain metrics, including all comparable metrics, number of prescriptions, number of 30-day equivalent prescriptions and number of locations at period end, to be key performance indicators because the company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	(in millions)
	Three months ended August 31,		Twelve months ended August 31,
	2021	2020	2021	2020

Net Earnings From Continuing Operations (GAAP)	$358	$337	$1,994	$180

Adjustments to operating income:

Adjustments to equity earnings (loss) in AmerisourceBergen [1]	70	49	1,645	97

Acquisition-related amortization [2]	156	94	523	384

Transformational cost management [3]	79	212	417	719

Certain legal and regulatory accruals and settlements [4]	15	—	75	—

Acquisition-related costs [5]	29	24	54	315

Impairment of goodwill and intangible assets [6]	49	15	49	2,016

LIFO provision [7]	(73)	6	13	95

Store damage and inventory losses [8]	—	(7)	—	68

Store optimization [3]	—	5	—	53

Total adjustments to operating income	325	398	2,775	3,747

Adjustments to other income:

Net investment hedging (gain) loss [9]	2	(4)	8	(11)

Impairment of equity method investment	—	—	—	71

Gain on sale of equity method investment [10]	—	—	(290)	(1)

Total adjustments to other income	3	(4)	(281)	59

Adjustments to interest expense (income), net:

Early debt extinguishment [11]	(5)	—	414	—

Total adjustments to interest expense (income), net	(5)	—	414	—

Adjustments to income tax provision:

UK tax rate changes [12]	378	139	378	139

U.S. tax law changes [12]	—	—	—	(6)

Equity method non-cash tax [12]	8	8	(161)	60

Tax impact of adjustments [12]	(38)	(84)	(283)	(433)

Total adjustments to income tax provision	348	64	(65)	(240)

Adjustments to post-tax equity earnings from other equity method investments:

Adjustments to equity earnings in other equity method investments [13]	17	8	(504)	54

Total adjustments to post-tax equity earnings from other equity method investments	17	8	(504)	54

Adjustments to net earnings (loss) attributable to noncontrolling interests:

Acquisition-related amortization [2]	(30)	(4)	(75)	(4)

Transformational cost management [3]	(2)	(10)	1	(10)

Impairment of goodwill and intangible assets [6]	—	—	—	(14)

LIFO provision [7]	5	(1)	(2)	(1)

Total adjustments to net earnings (loss) attributable to noncontrolling interests	(27)	(15)	(77)	(29)

Adjusted net earnings attributable to Continuing Operations (Non-GAAP measure)	$1,019	$786	$4,256	$3,772

Net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations (GAAP)	268	36	548	277

Acquisition-related amortization [2]	—	19	28	76

Transformational cost management [3]	—	58	1	73

Acquisition-related costs [5]	44	1	92	1

Gain on disposal of discontinued operations	(322)	—	(322)	—

Tax impact of adjustments [12]	10	(14)	(6)	(25)

Total adjustments to net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations	$(268)	$64	$(206)	$126

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations (Non-GAAP measure)	$—	$100	$342	$403

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. - (Non-GAAP measure)	$1,019	$887	$4,598	$4,175

Diluted net earnings per common share - continuing operations (GAAP)	$0.41	$0.39	$2.30	$0.20

Adjustments to operating income	0.38	0.46	3.20	4.26

Adjustments to other income (expense)	—	—	(0.32)	0.07

Adjustments to interest expense, net	(0.01)	—	0.48	—

Adjustments to income tax provision	0.40	0.07	(0.08)	(0.27)

Adjustments to earnings from other equity method investments [13]	0.02	0.01	(0.58)	0.06

Adjustments to net earnings (loss) attributable to noncontrolling interests	(0.03)	(0.02)	(0.09)	(0.03)

Adjusted diluted net earnings per common share - continuing operations (Non-GAAP measure)	$1.17	$0.91	$4.91	$4.28

Diluted net earnings per common share - discontinued operations (GAAP)	$0.31	$0.04	$0.63	$0.31

Total adjustments to net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations	(0.31)	0.07	(0.24)	0.14

Adjusted diluted net earnings per common share - discontinued operations (Non-GAAP measure)	$—	$0.12	$0.39	$0.46

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.17	$1.02	$5.31	$4.74

Weighted average common shares outstanding, diluted (in millions)	867.2	867.1	866.4	880.3

1

Adjustments to equity earnings (loss) in AmerisourceBergen consist of the Company’s proportionate share of non-GAAP adjustments reported by AmerisourceBergen consistent with the Company’s non-GAAP measures. The Company recognized equity losses in AmerisourceBergen of $1,373 million during the three months ended November 30, 2020. These equity losses are primarily due to AmerisourceBergen’s recognition of $5.6 billion, net of tax, charges related to its ongoing opioid litigation in its financial statements for the three months period ended September 30, 2020.

2

Acquisition-related amortization includes amortization of acquisition-related intangible assets and inventory valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangibles assets such as customer relationships, trade names, trademarks and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within selling, general and administrative expenses. Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of the inventory reflects cost of acquired inventory and a portion of the expected profit margin. The acquisition-related inventory valuation adjustments exclude the expected profit margin component from cost of sales recorded under the business combination accounting principles.

3

Transformational Cost Management Program and Store Optimization Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded within selling, general and administrative expenses. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

4

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within selling, general and administrative expenses.

5

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include all charges incurred on certain mergers, acquisition and divestitures related activities, for example, including costs related to integration efforts for successful merger, acquisition and divestitures activities. These charges are primarily recorded within selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

6

Goodwill and intangible assets arising from acquisition related activities are recorded by the Company following the analysis to determine the fair value of consideration paid and the assignment of fair values to all tangible and intangible assets acquired. Impairment of goodwill and intangible assets do not relate to the ordinary course of the Company’s business. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within selling, general and administrative expenses.

7

The Company’s United States segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if the United States segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items.

8	Store damage and inventory losses as a result of looting in the U.S., net of insurance recoveries.

9

Gain or loss on certain derivative instruments used as economic hedges of the Company’s net investments in foreign subsidiaries. These charges are recorded within other income (expense). We do not believe this volatility related to mark-to-market adjustment on the underlying derivative instruments reflects the Company’s operational performance.

10

Includes significant gain on sale of equity method investment. During the fiscal year ended August 31, 2021, the Company recorded a gain of $290 million in Other income due to a partial sale of ownership interests in Option Care Health by the Company’s equity method investee HC Group Holdings.

11

Loss on early extinguishment of debt related to the Company’s cash tender offers to partially purchase and retire $3.3 billion of long term U.S. denominated notes. The Company excludes these charges to enable a more consistent evaluation of the Company’s financial performance.

12

Adjustments to income tax provision include adjustments to the GAAP basis tax provision commensurate with non-GAAP adjustments and certain discrete tax items including tax law changes and equity method non-cash tax. These charges are recorded within income tax provision (benefit).

13

Adjustments to post tax equity earnings from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded within post tax earnings (loss) from other equity method investments. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees. In the three months ended May 31, 2021 due to partial sales of ownership interests in Option Care Health, our equity method investee HC Group Holdings lost the ability to control Option Care Health and, therefore, deconsolidated Option Care Health in its financial statements. As a result of this deconsolidation, HC Group Holdings recognized a gain of $1.2 billion and the Company recorded its share of equity earnings in HC Group Holdings of $576 million during the three months ended May 31, 2021.

NON-GAAP RECONCILIATIONS BY SEGMENT

	Three months ended August 31, 2021
	United States [1]	International	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	28,755	5,507	—	34,262

Gross profit (GAAP)	6,302	1,198	3	7,503

Acquisition-related amortization	5	—	—	5

Transformational cost management	—	—	—	—

LIFO provision	(73)	—	—	(73)

Adjusted gross profit (Non-GAAP measure)	6,234	1,198	3	7,436

Selling, general and administrative expenses (GAAP)	$5,347	$1,152	$150	$6,649

Acquisition-related amortization	(132)	(18)	—	(151)

Transformational cost management	(66)	(12)	(2)	(80)

Certain legal and regulatory accruals and settlements	(15)	—	—	(15)

Acquisition-related costs	(4)	(16)	(9)	(29)

Impairment of goodwill and intangible assets	—	(49)	—	(49)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$5,131	$1,057	$138	$6,326

Operating income (loss) (GAAP)	$1,011	$46	$(147)	$910

Adjustments to equity earnings (loss) in AmerisourceBergen	70	—	—	70

Acquisition-related amortization	137	18	—	156

Transformational cost management	66	11	2	79

Certain legal and regulatory accruals and settlements	15	—	—	15

Acquisition-related costs	4	16	9	29

Impairment of goodwill and intangible assets	—	49	—	49

LIFO provision	(73)	—	—	(73)

Adjusted operating income (loss) (Non-GAAP measure)	$1,230	$140	$(135)	$1,236

Gross margin (GAAP)	21.9%	21.8%		21.9%

Adjusted gross margin (Non-GAAP measure)	21.7%	21.8%		21.7%

Selling, general and administrative expenses percent to sales (GAAP)	18.6%	20.9%		19.4%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.8%	19.2%		18.5%

Operating margin (GAAP) [2]	3.3%	0.8%		2.5%

Adjusted operating margin (Non-GAAP measure) [2]	3.8%	2.5%		3.2%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and twelve month period ended August 31, 2021 includes AmerisourceBergen equity earnings (loss) for the period of April 1, 2021 through June 30, 2021 and the period of July 1, 2020 through June 30, 2021, respectively. Operating income (loss) for the three and twelve month period ended August 31, 2020 includes AmerisourceBergen equity earnings for the period of April 1, 2020 through June 30, 2020, and the period of July 1, 2019 through June 30, 2020, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

NON-GAAP RECONCILIATIONS BY SEGMENT

	Three months ended August 31, 2020

	United States [1]	International	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$26,967	$3,403	$—	$30,371

Gross profit (GAAP)	$5,486	$838	$—	$6,324

Transformational cost management	(1)	(1)	—	(2)

LIFO provision	6	—	—	6

Store damages and inventory losses	(6)	—	—	(6)

Adjusted gross profit (Non-GAAP measure)	$5,485	$837	$—	$6,322

Selling, general and administrative expenses (GAAP)	$4,736	$968	69	$5,773

Acquisition-related amortization	(77)	(17)	—	(94)

Transformational cost management	(109)	(96)	(9)	(213)

Acquisition-related costs	(12)	(4)	(8)	(24)

Impairment of goodwill and intangible assets	—	(15)	—	(15)

Store damages and inventory losses	2	—	—	2

Store optimization	(5)	—	—	(5)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,535	$836	$52	$5,423

Operating income (GAAP)	$807	$(130)	$(69)	$608

Adjustments to equity earnings (loss) in AmerisourceBergen	49	—	—	49

Acquisition-related amortization	77	17	—	94

Transformational cost management	108	95	9	211

Acquisition-related costs	12	4	8	24

Impairment of goodwill and intangible assets	—	15	—	15

LIFO provision	6	—	—	6

Store optimization	5	—	—	5

Store damages and inventory losses	(7)	—	—	(7)

Adjusted operating income (Non-GAAP measure)	$1,057	$2	$(52)	$1,006

Gross margin (GAAP)	20.3%	24.6%		20.8%

Adjusted gross margin (Non-GAAP measure)	20.3%	24.6%		20.8%

Selling, general and administrative expenses percent to sales (GAAP)	17.6%	28.4%		19.0%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.8%	24.6%		17.9%

Operating margin (GAAP) [1]	2.8%	(3.8)%		1.8%

Adjusted operating margin (Non-GAAP measure) [2]	3.5%	—%		3.0%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and twelve month period ended August 31, 2021 includes AmerisourceBergen equity earnings (loss) for the period of April 1, 2021 through June 30, 2021 and the period of July 1, 2020 through June 30, 2021, respectively. Operating income (loss) for the three and twelve month period ended August 31, 2020 includes AmerisourceBergen equity earnings for the period of April 1, 2020 through June 30, 2020, and the period of July 1, 2019 through June 30, 2020, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

NON-GAAP RECONCILIATIONS BY SEGMENT

	Twelve months ended August 31, 2021

	United States [1]	International	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$112,005	$20,505	$—	$132,509

Gross profit (GAAP)	$23,736	$4,328	$4	$28,067

Transformational cost management	—	(2)	—	(1)

Acquisition-related amortization	11	—	—	11

LIFO provision	13	—	—	13

Adjusted gross profit (Non-GAAP measure)	$23,759	$4,327	$4	$28,089

Selling, general and administrative expenses (GAAP)	$20,042	$4,101	$442	$24,586

Acquisition-related amortization	(438)	(75)	—	(512)

Transformational cost management	(279)	(93)	(46)	(418)

Certain legal and regulatory accruals and settlements	(75)	—	—	(75)

Acquisition-related costs	(6)	(24)	(24)	(54)

Impairment of goodwill and intangible assets	—	(49)	—	(49)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$19,245	$3,861	$372	$23,477

Operating income (loss) (GAAP)	$2,554	$227	$(439)	$2,342

Adjustments to equity earnings (loss) in AmerisourceBergen	1,645	—	—	1,645

Acquisition-related amortization	448	75	—	523

Transformational cost management	279	91	46	417

Certain legal and regulatory accruals and settlements	75	—	—	75

Acquisition-related costs	6	24	24	54

Impairment of goodwill and intangible assets	—	49	—	49

LIFO provision	13	—	—	13

Adjusted operating income (Non-GAAP measure)	$5,019	$466	$(368)	$5,117

Gross margin (GAAP)	21.2%	21.1%		21.2%

Adjusted gross margin (Non-GAAP measure)	21.2%	21.1%		21.2%

Selling, general and administrative expenses percent to sales (GAAP)	17.9%	20.0%		18.6%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.2%	18.8%		17.7%

Operating margin (GAAP) [2]	3.3%	1.1%		2.6%

Adjusted operating margin (Non-GAAP measure) [2]	4.0%	2.3%		3.5%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and twelve month period ended August 31, 2021 includes AmerisourceBergen equity earnings (loss) for the period of April 1, 2021 through June 30, 2021 and the period of July 1, 2020 through June 30, 2021, respectively. Operating income (loss) for the three and twelve month period ended August 31, 2020 includes AmerisourceBergen equity earnings for the period of April 1, 2020 through June 30, 2020, and the period of July 1, 2019 through June 30, 2020, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

NON-GAAP RECONCILIATIONS BY SEGMENT

	Twelve months ended August 31, 2020
	United States [1]	International	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$107,701	$14,281	$—	$121,982

Gross profit (GAAP)	$22,302	$3,774	$2	$26,078

Transformational cost management	3	2	—	5

Acquisition-related costs	67	—	—	67

LIFO provision	95	—	—	95

Store damage and inventory losses	54	—	—	54

Store optimization	1	—	—	1

Adjusted gross profit (Non-GAAP measure)	$22,523	$3,776	$2	$26,301

Selling, general and administrative expenses (GAAP)	$19,331	$5,863	$241	$25,436

Acquisition-related amortization	(309)	(75)	—	(384)

Transformational cost management	(495)	(179)	(40)	(714)

Acquisition-related costs	(229)	(6)	(12)	(248)

Impairment of goodwill and intangible assets	(32)	(1,984)	—	(2,016)

Store damage and inventory losses	(13)	—	—	(13)

Store optimization	(52)	—	—	(52)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$18,199	$3,619	$189	$22,008

Operating income (GAAP)	$3,312	$(2,090)	$(239)	$982

Adjustments to equity earnings (loss) in AmerisourceBergen	97	—	—	97

Acquisition-related amortization	309	75	—	384

Transformational cost management	498	182	40	719

Acquisition-related costs	296	6	12	315

Impairment of goodwill and intangible assets	32	1,984	—	2,016

LIFO provision	95	—	—	95

Store damage and inventory losses	68	—	—	68

Store optimization	53	—	—	53

Adjusted operating income (Non-GAAP measure)	$4,761	$157	$(187)	$4,730

Gross margin (GAAP)	20.7%	26.4%		21.4%

Adjusted gross margin (Non-GAAP measure)	20.9%	26.4%		21.6%

Selling, general and administrative expenses percent to sales (GAAP)	17.9%	41.1%		20.9%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.9%	25.3%		18.0%

Operating margin (GAAP) [2]	2.8%	(14.6)%		0.5%

Adjusted operating margin (Non-GAAP measure) [2]	4.0%	1.1%		3.5%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and twelve month period ended August 31, 2021 includes AmerisourceBergen equity earnings (loss) for the period of April 1, 2021 through June 30, 2021 and the period of July 1, 2020 through June 30, 2021, respectively. Operating income (loss) for the three and twelve month period ended August 31, 2020 includes AmerisourceBergen equity earnings for the period of April 1, 2020 through June 30, 2020, and the period of July 1, 2019 through June 30, 2020, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended August 31,		Twelve months ended August 31,
	2021	2020	2021	2020
Equity earnings (loss) in AmerisourceBergen (GAAP)	$56	$57	$(1,139)	$341

Litigation settlements and other	63	12	1,643	70

Acquisition-related amortization	38	29	127	120

New York State Opioid Stewardship Act	—	—	3	—

Asset Impairment	—	—	3	75

Certain discrete tax benefits	—	—	—	(206)

PharMEDium remediation costs	—	3	—	16

Loss on early retirement of debt	—	5	—	5

Purchase price contingency - Profarma reversal	—	—	—	(3)

Non-controlling interest	—	(1)	(1)	1

Anti-Trust	(37)	—	(37)	(2)

Tax reform	37	—	(46)	—

LIFO provision	(31)	1	(48)	21

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$126	$106	$505	$437

ADJUSTED EFFECTIVE TAX RATE

	Three months ended August 31, 2021			Three months ended August 31, 2020
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$908	$586	64.6%	$502	$210	41.9%

Impact of non-GAAP adjustments	324	61		393	(84)

Equity method non-cash tax	—	(8)		—	8

UK tax rate change	—	(378)		—	139

Adjusted tax rate true-up	—	(23)		—	—

Subtotal	$1,231	$239		$896	$147

Exclude adjusted equity earnings in AmerisourceBergen	(126)	—		(106)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,105	$239	21.7%	$789	$147	18.6%

	Twelve months ended August 31, 2021			Twelve months ended August 31, 2020
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$1,995	$667	33.4%	$446	$339	76.0%

Impact of non-GAAP adjustments	2,908	279		3,807	(433)

U.S. tax law changes	—	—		—	(6)

Equity method non-cash tax	—	161		—	60

UK tax rate change	—	(378)		—	139

Subtotal	$4,903	$733		$4,253	$579

Exclude adjusted equity earnings in AmerisourceBergen	(505)	—		(437)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$4,398	$733	16.7%	$3,816	$579	15.2%

FREE CASH FLOW

	Three months ended August 31,		Twelve months ended August 31,
	2021	2020	2021	2020
Net cash provided by operating activities (GAAP)	$1,245	$2,086	$5,555	$5,484

Less: Additions to property, plant and equipment	(378)	(411)	(1,379)	(1,374)

Free cash flow (Non-GAAP measure) [1]	$867	$1,675	$4,176	$4,111

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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